AMENDMENT NUMBER ONE TO THE

FINLAY ENTERPRISES, INC.

DIRECTOR DEFERRED COMPENSATION AND STOCK PURCHASE PLAN

WHEREAS, Finlay Enterprises, Inc. (the “Corporation”) maintains the Finlay Enterprises, Inc. Director Deferred Compensation and Stock Purchase Plan (the “Plan”);

WHEREAS, pursuant to Section 12 of the Plan, the Corporation may amend the Plan at any time; and

WHEREAS, the Corporation wishes to amend the Plan to (1) provide that no future deferrals may be made under the Plan; (2) provide that cash awards shall be issued under the Plan in lieu of RSUs for eligible director fees deferred pursuant to the Plan with respect to the third and fourth quarters of the fiscal year ending January 31, 2009, and that no matching RSUs will be payable with regard to such amounts; (3) provide that, in accordance with the transition relief provided under Internal Revenue Service Notice 2007-86, 2007-46 IRB 990 (the “Transition Relief”), eligible director fees that relate to the third and fourth quarters of the fiscal year ending January 31, 2009 will be paid on February 2, 2009; and (4) make such amendments to the Plan as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Code Section 409A”).

NOW, THEREFORE, the Plan is hereby amended effective as of the 22nd day of May, 2008 as set forth below.

1.	Article 3 of the Plan is hereby amended to include the following language at the end thereof:

“Accordingly, with respect to the May 5, 2008 Award Date, a reduced amount of RSUs equal to the shares available for issuance under the Long Term Incentive Plans, shall be credited to Accounts on May 5, 2008 and the remaining amount of RSUs due to be credited shall be credited as soon as practicable after shares of Common Stock become available for issuance under the Long Term Incentive Plans, based on the value of the RSUs on May 5, 2008. Notwithstanding the foregoing, regardless of when such RSUs become available for issuance, vesting with regard to such awards shall begin as of the May 5, 2008 Award Date, in accordance with Section 7.1 hereof.”

2.	Section 6.1 of the Plan is hereby amended to include the following language at the end thereof:

“In the event the aggregate number of shares of Common Stock that are issuable or being used for reference purposes under the Plan for any applicable period exceeds the maximum number of shares of Common Stock available for issuance under the Finlay Enterprises, Inc. 2007 Long Term Incentive Plan, solely with respect to Eligible Director Fees otherwise payable with respect to the third and fourth quarters of the fiscal year ending January 31, 2009, a cash amount equal to the amount of the Eligible Director Fees deferred pursuant to Section 6.2 below shall be credited to the Participant’s Account, on a book entry basis (the ‘Cash Award’), in lieu of RSUs. Such Cash Award shall be credited to the Participant’s Account as soon as practicable following the Award Date, and shall be credited with interest from the Award Date through the fiscal year ending January 31, 2009. Interest shall be calculated based on the Fidelity Managed Income Portfolio II interest rate on January 31, 2009. Cash Awards (including interest) shall be subject to the terms of the Plan to the extent not inconsistent with this paragraph.

In the event that Cash Awards are issued pursuant to this Section 6.1, all references herein to ‘RSU’ shall mean ‘Cash Award,’ to the extent not inconsistent with the terms of the previous paragraph.”

3.	Section 6.2 of the Plan is hereby amended to include the following language at the end thereof:

“Notwithstanding anything herein to the contrary, the Deferral Agreement executed by the Participant in December 2007, shall be deemed to provide for a Cash Award for deferred Eligible Directors Fees otherwise payable with respect to the third and fourth quarters of the fiscal year ending January 31, 2009.”

4.	A new paragraph is hereby added to the end of Section 6.2 of the Plan to read as follows:

“Effective as of May 22, 2008, no Participant may enter into a new Deferral Agreement. Any Deferral Agreement in effect as of such date shall continue in full force and effect, except as modified pursuant to Section 7.2 hereof.”

5.	Section 6.3 of the Plan is hereby amended to include the following language at the end thereof:

“Notwithstanding the foregoing, no Matching RSUs shall be made with respect to Eligible Director Fees deferred pursuant to Section 6.1 hereof and otherwise payable with respect to the third and fourth quarters of 2008.”

6.	Section 6.4 of the Plan is hereby amended in its entirety to read as follows:

“Each Deferral Agreement shall specify a Deferral Period with respect to the RSU to which it pertains. Notwithstanding the foregoing, the Deferral Period may be extended or may expire earlier as provided in Section 7.2 and Article 12.”

7.	A new paragraph is hereby added to Section 7.2 of the Plan, immediately following the second paragraph thereof, to read as follows:

“With respect to Cash Awards made pursuant to Section 6.1 hereof, subject to the consent of the Participant, payment of such Cash Awards (including interest) shall be made in accordance with the transition relief under Internal Revenue Service Notice 2007-86, 2007-46 IRB 990 (the ‘Transition Relief’), on February 2, 2009.

Notwithstanding the foregoing, prior to a Participant’s termination of directorship for any reason other than due to death, Disability or Change in Control, the Participant will be given the opportunity to elect to defer receipt of Common Stock with respect to each vested Matching RSU (and cash in lieu of fractional shares calculated in accordance with Section 6.5 hereof) following any such termination (a ‘Re-Deferral Election’); provided, that such Re-Deferral Election (i) may not take effect until at least twelve (12) months after the date the Re-Deferral Election is made; (ii) must be for a period of five (5) years from the date such payment would otherwise have been made following any such termination pursuant to the previous paragraph of this Section 7.2; and (iii) may not be made less than twelve (12) months prior to the date payment would otherwise have been made following any such termination pursuant to the previous paragraph of this Section 7.2. No Re-Deferral Election may be made by a Participant on or after such Participant’s termination of directorship.”

8.	The third sentence of Article 12 of the Plan is hereby amended to read as follows:

“Upon termination of the Plan, any vested RSU shall be paid in accordance with Section 7.2 of the Plan and any nonvested RSU shall be cancelled and terminated.”

9.	A new Section 13.14 is hereby added to the Plan to read as follows:

“13.14 Section 409A of the Code

To the extent applicable, the Plan is intended to comply with or be exempt from the applicable requirements of Code Section 409A and the regulations and guidance promulgated thereunder (collectively, ‘Section 409A’) and shall be limited, construed and interpreted in accordance with such intent. In the event that any arrangement provided for under the Plan constitutes a nonqualified deferred compensation arrangement under Section 409A, it is intended that such arrangement be designed in a manner that complies with Section 409A. A termination of directorship shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts upon or following a termination of directorship unless such termination is also a ‘separation from service’ within the meaning of Section 409A (a ‘Separation from Service’) and, for purposes of any such provision of this Plan, references to a ‘termination,’ ‘termination of directorship’ or like terms shall mean Separation from Service. In the event a Participant under the Plan becomes a ‘specified employee’ (as defined in Section 409A), any amounts deferred hereunder that are subject to Section 409A shall be delayed in accordance with the requirements of Section 409A until the day immediately following the six month anniversary of such Participant’s Separation from Service (such period, the ‘Delay Period’). Notwithstanding the foregoing, the Corporation does not guarantee, and nothing in the Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan, and the Corporation shall not be responsible for their compliance with or exemption from Section 409A and the guidance issued thereunder.”

FINLAY ENTERPRISES, INC.

/s/ Arthur E. Reiner
By: Arthur E. Reiner
Title: Chairman & CEO